Exhibit 99.1



            SIMTEK CHAIRMAN HAROLD BLOMQUIST NAMED PRESIDENT AND CEO

COLORADO SPRINGS, Colorado, May 10, 2005 -- Simtek Corporation (OTCBB: SRAM), a global provider of advanced nonvolatile semiconductor memory products, today announced the appointment of Harold A. Blomquist as its new president and chief executive officer. Blomquist, who also serves as chairman of the board, succeeds Douglas Mitchell, who resigned effective May 9, 2005, as chief executive officer, president and acting chief financial officer after more than seven years of service with Simtek.

"In my new role, I am excited about the opportunities that lie ahead," said Blomquist. "I believe Simtek is poised on the verge of growth potential unlike at any time in its past."

Blomquist has been chairman of the board of Simtek since 2003 and served on Simtek's board of directors from 1998 to 2001 and again from 2002 to the present time. Blomquist has served as a director on the board of Microsemi, Inc. since February 2003 and as a consultant to investors and technology companies in the semiconductor and electronic components areas. Other prior assignments include president and chief executive officer of Morpho Technologies, Inc. and chief executive officer of Tower Semiconductor, USA, Inc. Blomquist served as a member of the board of directors of AMIS Holding Co. and as senior vice president of AMI Semiconductors. Prior to joining AMI in April 1990, Blomquist held positions in engineering, sales, and marketing for several semiconductor firms, including Texas Instruments, Inmos Corporation and General Semiconductor. Blomquist was granted a BSEE degree from the University of Utah and also attended the University of Houston, where he pursued a joint Juris Doctor/MBA course of study.

Mitchell, who will remain as a consultant to Simtek for a certain period and receive certain benefits and payments, has served in executive positions with Simtek since 1997. Blomquist said, "I would like to thank Doug for his many contributions to Simtek over the years. Under his leadership the Company weathered a difficult period when fab capacity and lack of access to advanced processes limited Simtek's growth. He was also instrumental in engaging with Cypress Semiconductor in advanced product and process development as announced last week," Blomquist said.

About Simtek Corporation

Simtek Corporation produces fast, re-programmable, nonvolatile semiconductor memory products. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com; by calling (719) 531-9444; or fax (719) 531-9481. The company is headquartered in Colorado Springs, Colorado, with international sales and marketing channels. Simtek is listed under the symbol SRAM on the OTC Electronic Bulletin Board.


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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability; expectations of the business environment in which Simtek operates; current and anticipated increased demand for our products; the level and timing of orders that we receive and that we can deliver in a specified period; levels of inventories at our distributors and other customers; inventory mix and timing of customer orders; the success of cost-reduction efforts; our timely introduction and the market acceptance of new technologies and products; maintaining or improving our level of product shipments; our ability to obtain any required financing in a timely manner; and factors not directly related to Simtek, such as competitive pressures on pricing, market conditions in general, competition, technological progression, product obsolescence, and the changing needs of potential customers and the semiconductor industry in general; and current political conditions and negative trends in the global economy.

For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent Form 10-Q and Form 8-K filings.

SOURCE:  Simtek Corporation

Contact: Kim Stankey
Simtek Corporation
719-531-9444
information@simtek.com